Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Standard Microsystems Corporation 2002 Inducement Stock Option Plan, 2003 Inducement Stock Option Plan, 2004 Inducement Stock Option Plan, 2005 Inducement Stock Option and Restricted Stock Plan, and 2009 Long Term Incentive Plan, and the Microchip Technology Incorporated 2012 Inducement Award Plan of our reports dated May 30, 2012, with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
August 3, 2012